Exhibit 99.1

CONTACT:	Julie Shaeff, Chief Accounting Officer	675 Bering Drive, Suite 400
	ir@comfortsystemsusa.com; 713-830-9687	Houston, Texas 77057
713-830-9600

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA REPORTS FIRST QUARTER 2025 RESULTS

Houston, TX — April 24, 2025 — Comfort Systems USA, Inc. (NYSE: FIX) (the “Company”) today reported results for the quarter ended March 31, 2025.

For the quarter ended March 31, 2025, net income was $169.3 million, or $4.75 per diluted share, as compared to $96.3 million, or $2.69 per diluted share, for the quarter ended March 31, 2024. The income tax provision for the first quarter of 2025 includes a benefit of $0.25 per diluted share related to interest income on a prior year tax refund that was received in April 2025. Revenue for the first quarter of 2025 was $1.83 billion compared to $1.54 billion in 2024. The Company reported operating cash outflows of $88.0 million in the current quarter compared to operating cash inflows of $146.6 million in 2024.

Backlog as of March 31, 2025 was $6.89 billion as compared to $5.99 billion as of December 31, 2024 and $5.91 billion as of March 31, 2024. On a same-store basis, backlog increased from $5.91 billion as of March 31, 2024 to $6.84 billion as of March 31, 2025.

Brian Lane, Comfort Systems USA’s President and Chief Executive Officer, said, “Our amazing teams across the United States continue to achieve world class performance. We are reporting earnings per share that exceed every past quarter, a remarkable accomplishment given that the first quarter is historically our seasonally weakest period. These results reflect a promising start to 2025. Per share earnings in the first quarter of 2025 was $4.75, more than 75% higher than the spectacular results we achieved in the first quarter of 2024. During the first quarter, we also made substantial payments to a key customer resulting in a long-expected normalization of our working capital.”

Mr. Lane continued, “Our backlog grew significantly as we reported over $800 million in sequential same-store backlog growth. We believe that our strong earnings, significant backlog increase, and strong project pipelines indicate continued strength in our execution, customer relationships, and prospects. Considering fast moving economic developments, we are preparing for a wide range of conditions; however, we continue to expect strong earnings and cash in 2025, and our booked work and pipelines make us optimistic for continuing success into 2026.”

The Company will host a webcast and conference call to discuss its financial results and position on Friday, April 25, 2025 at 10:00 a.m. Central Time. To register for the call, please visit https://register-conf.media-server.com/register/BI0ff263139e6e4bb4952c90f19e1c0322. Upon registering, participants will receive dial-in information and a unique PIN to join the call. The call and the slide presentation to accompany the remarks can be accessed on the Company’s website at www.comfortsystemsusa.com under the “Investor” tab. A replay of the entire call will be available on the Company’s website on the next business day following the call.

Comfort Systems USA® is a leading provider of commercial, industrial and institutional heating, ventilation, air conditioning and electrical contracting services, with 178 locations in 135 cities across the nation. For more information, visit the Company’s website at www.comfortsystemsusa.com.

Certain statements and information in this press release may constitute forward-looking statements regarding our future business expectations, which are subject to applicable securities laws and regulations. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historic in nature. These forward-looking statements are based on the current expectations and beliefs of Comfort Systems USA, Inc. and its subsidiaries (collectively, the “Company”) concerning future developments and their effect on the Company. While the Company’s management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Company will be those that it anticipates, and the Company’s actual results of operations, financial condition and liquidity, and the development of the industry in which the Company operates, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate, are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of our results or developments in subsequent periods. All comments concerning the Company’s expectations for future revenue and operating results are based on the Company’s forecasts for its existing operations and do not include the potential impact of any future acquisitions. The Company’s forward-looking statements involve significant risks and uncertainties (some of which are beyond the Company’s control) and assumptions that could cause actual future results to differ materially from the Company’s historical experience and its present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the use of incorrect estimates for bidding a fixed-price contract; undertaking contractual commitments that exceed the Company’s labor resources; failing to perform contractual obligations efficiently enough to maintain profitability; national or regional weakness in construction activity and economic conditions; rising inflation and fluctuations in interest rates; shortages of labor and specialty building materials or material increases to the cost thereof; the Company’s business being negatively affected by health crises or outbreaks of disease, such as epidemics or pandemics (and related impacts, such as supply chain disruptions); financial difficulties affecting projects, vendors, customers, or subcontractors; the Company’s backlog failing to translate into actual revenue or profits; failure of third party subcontractors and suppliers to complete work as anticipated; difficulty in obtaining, or increased costs associated with, bonding and insurance; impairment to goodwill; errors in the Company’s cost-to-cost input method of accounting; the result of competition in the Company’s markets; the Company’s decentralized management structure; material failure to comply with varying state and local laws, regulations or requirements; debarment from bidding on or performing government contracts; retention of key management; seasonal fluctuations in the demand for mechanical and electrical systems; the imposition of past and future liability from environmental, safety, and health regulations including the inherent risk associated with self-insurance; adverse litigation results; an increase in our effective tax rate; a material information technology failure or a material cyber security breach; risks associated with acquisitions, such as challenges to our ability to integrate those companies into our internal control environment; our ability to manage growth and geographically-dispersed operations; our ability to obtain financing on acceptable terms; extreme weather conditions (such as storms, droughts, extreme heat or cold, wildfires and floods), including as a result of climate change, and any resulting regulations or restrictions related thereto; and other risks detailed in our reports filed with the Securities and Exchange Commission (the “SEC”).

For additional information regarding known material factors that could cause the Company’s results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether because of new information, future events, or otherwise.

— Financial tables follow —

Comfort Systems USA, Inc.

Consolidated Statements of Operations

(In Thousands, Except per Share Amounts)

	Three Months Ended
	March 31,
	(Unaudited)
	2025	%	2024	%
Revenue	$1,831,286	100.0%	$1,537,016	100.0%
Cost of services	1,427,870	78.0%	1,239,653	80.7%
Gross profit	403,416	22.0%	297,363	19.3%

SG&A	194,874	10.6%	162,723	10.6%
Gain on sale of assets	(556)	—	(820)	(0.1)%
Operating income	209,098	11.4%	135,460	8.8%

Interest income (expense), net	2,648	0.1%	(30)	—
Changes in the fair value of contingent earn-out obligations	(3,758)	(0.2)%	(12,491)	(0.8)%
Other income, net	24	—	117	—
Income before income taxes	208,012	11.4%	123,056	8.0%

Provision for income taxes	38,723		26,737
Net income	$169,289	9.2%	$96,319	6.3%

Income per share
Basic	$4.77		$2.70
Diluted	$4.75		$2.69

Shares used in computing income per share:
Basic	35,524		35,739
Diluted	35,605		35,828
Dividends per share	$0.400		$0.250

Supplemental Non-GAAP Information — Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) — (Unaudited) (In Thousands)

	Three Months Ended
	March 31,
	2025	%	2024	%

Net income	$169,289		$96,319
Provision for income taxes	38,723		26,737
Other income, net	(24)		(117)
Changes in the fair value of contingent earn-out obligations	3,758		12,491
Interest expense (income), net	(2,648)		30
Gain on sale of assets	(556)		(820)
Amortization	20,115		23,913
Depreciation	14,010		11,254
Adjusted EBITDA	$242,667	13.3%	$169,807	11.0%

Note: The Company defines adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) as net income, provision for income taxes, other income, net, changes in the fair value of contingent earn-out obligations, interest expense (income), net, gain on sale of assets, goodwill impairment, other one-time expenses or gains and depreciation and amortization. Other companies may define Adjusted EBITDA differently. Adjusted EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, Adjusted EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, Adjusted EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Comfort Systems USA, Inc.

Condensed Consolidated Balance Sheets

(In Thousands)

	March 31,	December 31,
	2025	2024
	(Unaudited)

Cash and cash equivalents	$204,758	$549,939
Billed accounts receivable, net	1,736,976	1,861,212
Unbilled accounts receivable, net	110,496	95,786
Costs and estimated earnings in excess of billings, net	227,678	91,681
Other current assets, net	317,591	191,623
Total current assets	2,597,499	2,790,241
Property and equipment, net	295,098	277,180
Goodwill	905,843	875,270
Identifiable intangible assets, net	441,502	434,417
Other noncurrent assets	329,276	333,980
Total assets	$4,569,218	$4,711,088

Current maturities of long-term debt	$4,066	$6,042
Accounts payable	560,663	654,943
Billings in excess of costs and estimated earnings and deferred revenue	1,267,373	1,149,257
Other current liabilities	579,142	772,528
Total current liabilities	2,411,244	2,582,770
Long-term debt	63,776	62,293
Other long-term liabilities	317,185	361,349
Total liabilities	2,792,205	3,006,412
Total stockholders’ equity	1,777,013	1,704,676
Total liabilities and stockholders’ equity	$4,569,218	$4,711,088

Selected Cash Flow Data (Unaudited) (In Thousands)

	Three Months Ended
	March 31,
	2025	2024

Cash provided by (used in):
Operating activities	$(87,950)	$146,557
Investing activities	$(96,783)	$(221,648)
Financing activities	$(160,448)	$(29,267)

Free cash flow:
Cash from operating activities	$(87,950)	$146,557
Purchases of property and equipment	(22,208)	(24,952)
Proceeds from sales of property and equipment	1,095	1,014
Free cash flow	$(109,063)	$122,619

Note: Free cash flow is defined as cash flow from operating activities less customary capital expenditures, plus the proceeds from asset sales. Other companies may define free cash flow differently. Free cash flow is presented because it is a financial measure that is frequently requested by third parties. However, free cash flow is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, free cash flow should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.